As filed with the Securities and Exchange Commission on July 11, 2002

Registration Nos. 333-88530; 333-44017

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

LIPID SCIENCES, INC.

(Exact name of registrant as specified in its charter)

Delaware	43-0433090

(State or other jurisdiction of	(I.R.S. employer

incorporation or organization)	identification No.)

7068 Koll Center Parkway, Suite 401, Pleasanton, California 94566

(Address of principal executive offices)

Lipid Sciences, Inc. 2001 Performance Equity Plan
Lipid Sciences, Inc. 2000 Stock Option Plan
New Mexico & Arizona Land Company 1997 Stock Incentive Plan

Individual Non-Qualified Stock Option Agreements with certain consultants and a director, each of which constitutes an employee benefit plan within the meaning of Rule 405 under the
Securities Act of 1933, as amended

(Full title of the plan)

Phil Radlick
President and Chief Executive Officer
7068 Koll Center Parkway, Suite 401
Pleasanton, California 94566

(Name and address of agent for service)

(925) 249-4000

(Telephone number, including area code, of agent for service)

Copy to:
Joseph M. Lesko, Esquire
Heller Ehrman White & McAuliffe LLP
4350 La Jolla Village Drive, Suite 700
San Diego, California 92122
Telephone: (858) 450-8400

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
Title of		maximum	maximum
securities	Amount	offering	aggregate	Amount of
to be	to be	price per	offering	registration
registered	registered	share	price	fee

See below	N/A*	N/A*	N/A*	N/A*

*	No additional securities are being registered and registration fees were paid upon filing of the original registration statements. Therefore, no further registration fee is required.

EXPLANATORY NOTE

         This Post-Effective Amendment No. 1 (the “Amendment”) to the Registration Statements on Form S-8 (File Nos. 333-88530 and 333-44017) (the “Registration Statements”) is being filed pursuant to Rule 414 under the Securities Act of 1933, as amended (the “Securities Act”), by Lipid Sciences, Inc., a Delaware corporation (“Lipid Delaware” or the “Registrant”), which is the successor to Lipid Sciences, Inc., an Arizona corporation (“Lipid Arizona”), following a statutory merger effective on June 26, 2002 (the “Merger”) effected for the purpose of changing Lipid Arizona’s state of incorporation to Delaware. Prior to the Merger, Lipid Delaware had no assets or liabilities other than nominal assets or liabilities. In connection with the Merger, Lipid Delaware succeeded by operation of law to all of the assets and liabilities of Lipid Arizona. The Merger was approved by the shareholders of Lipid Arizona at a meeting for which proxies were solicited pursuant to Section 14(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In connection with the Merger, Lipid Delaware, by virtue of this Amendment, expressly adopts the Registration Statements as its own registration statements for all purposes of the Securities Act and the Exchange Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.   Incorporation of Documents by Reference

         The following documents filed or to be filed with the Commission by Lipid Sciences, Inc. are incorporated by reference in this registration statement:

         (a)  Lipid Arizona’s Annual Report on Form 10-K for the fiscal year ended December 31, 2001;

         (b)  Lipid Arizona’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2002;

         (c)  The Registrant's Current Report on Form 8-K filed on July 11, 2002 and Lipid Arizona’s Current Report on Form 8-K/A filed on January 31, 2002;

         (d)  The description of the Common Stock of the Registrant contained in the registration statement filed by Lipid Arizona under the Exchange Act registering such Common Stock under Section 12 of the Exchange Act, as amended by the Registrant’s Current Report on Form 8-K filed on July 11, 2002; and

         (e)  All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold.

Item 4.   Description of Securities

         Not applicable.

Item 5.   Interests of Named Experts and Counsel

         Not applicable.

Item 6.   Indemnification of Directors and Officers

         Pursuant to the Delaware General Corporation Law, the Registrant has included in its Certificate of Incorporation provisions regarding the limitation of liability and indemnification of officers and directors of the Registrant. Articles SEVENTH and EIGHTH of the Registrant’s Certificate of Incorporation provide as follows:

SEVENTH. A director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit. If the Delaware General Corporation Law is amended hereafter to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

         Any repeal or modification of the foregoing paragraph by the stockholders of the corporation shall not adversely affect any right or protection of a director of the corporation existing at the time of repeal or modification.

EIGHTH.

A.  Right to Indemnification.

         Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she is or was a director or an officer of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the corporation to provide broader indemnification rights than such law permitted the corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith; provided, however, that, except as provided in Section C of this Article EIGHTH with respect to proceedings to enforce rights to indemnification, the corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the board of directors of the corporation.

B.   Right to Advancement of Expenses.

         In addition to the right to indemnification conferred in Section A of this Article EIGHTH, an indemnitee shall also have the right to be paid by the corporation the expenses (including attorney’s fees) incurred in defending any such proceeding in advance of its final disposition (hereinafter an “advancement of expenses”); provided, however, that, if the Delaware General Corporation Law requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the corporation of an undertaking (hereinafter an “undertaking”), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a “final adjudication”) that such indemnitee is not entitled to be indemnified for such expenses under this Section B or otherwise. The rights to indemnification and to the advancement of expenses conferred in Sections A and B of this Article EIGHTH shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the indemnitee’s heirs, executors and administrators.

C.  Right of Indemnitee to Bring Suit.

         If a claim under Section A or B of this Article EIGHTH is not paid in full by the corporation within 60 days after a written claim has been received by the corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be 20 days, the indemnitee may at any time thereafter bring suit against the corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit. In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) in any suit brought by the corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met any applicable standard for indemnification set forth in the Delaware General Corporation Law. Neither the failure of the corporation (including its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the corporation (including its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or brought by the corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article EIGHTH or otherwise shall be on the corporation.

D.   Non Exclusivity of Rights.

         The rights to indemnification and to the advancement of expenses conferred in this Article EIGHTH shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, the corporation’s Certificate of Incorporation, bylaws, agreement, vote of stockholders or directors or otherwise.

E.   Insurance.

         The corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

F.   Indemnification of Employees and Agents of the Corporation.

         The corporation may, to the extent authorized from time to time by the board of directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of the corporation to the fullest extent of the provisions of this Article EIGHTH with respect to the indemnification and advancement of expenses of directors and officers of the corporation.

G.   Nature of Rights.

         The rights conferred upon indemnitees in this Article EIGHTH shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director, officer or trustee and shall inure to the benefit of the indemnitee’s heirs, executors and administrators. Any amendment, alteration or repeal of this Article EIGHTH that adversely affects any right of an indemnitee or its successors shall be prospective only and shall not limit or eliminate any such right with respect to any proceeding involving any occurrence or alleged occurrence of any action or omission to act that took place prior to such amendment or repeal.

         In addition, the Registrant has entered into indemnification agreements with certain of its directors and officers.

Item 7.  Exemption from Registration Claimed

         Not applicable.

Item 8.  Exhibits

5	Opinion of Heller Ehrman White & McAuliffe LLP

23.1	Consent of Deloitte & Touche LLP, Independent Auditors

23.2	Consent of Ernst & Young LLP, Independent Auditors

23.3	Consent of Heller Ehrman White & McAuliffe LLP (filed as part of Exhibit 5)

24	Power of Attorney (see page II-7)

99.1	Lipid Sciences, Inc. 2001 Performance Equity Plan (incorporated by reference to Exhibit 10.1 to the Registrant’s Registration Statement No. 333-67012 on Form S-4 filed October 30, 2001)

99.2	Lipid Sciences, Inc. 2000 Stock Option Plan, as amended (incorporated by reference to Exhibit 10.16 to the Registrant’s Registration Statement No. 333-67012 on Form S-4 filed on August 7, 2001)

99.3	Form of Lipid Sciences, Inc.’s Nonqualified Stock Option Agreement (for Scientific Advisory Board Members) (incorporated by reference to Exhibit 10.22.1 to the Registrant’s Registration Statement No. 333-67012 on Form S-4 filed on October 30, 2001)

99.4	Nonqualified Stock Option Agreement dated as of March 25, 2000 between Lipid Sciences, Inc. and Gary S. Roubin (incorporated by reference to Exhibit 10.15 to the Registrant’s Registration Statement No. 333-67012 on Form S-4 filed on August 7, 2001).

99.5	Nonqualified Stock Option Agreement dated as of October 9, 2000 between Lipid Sciences, Inc. and Joe Markham (incorporated by reference to Exhibit 99.5 to the Registrant’s Registration Statement No. 333-88530 on Form S-8 filed on May 17, 2002).

99.6	New Mexico and Arizona Land Company 1997 Stock Incentive Plan (incorporated by reference to Exhibit 4.1 to the Registrant’s Registration Statement No. 333-44017 on Form S-8 filed on January 9, 1998).

Item 9. Undertakings

A.	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs A(1)(i) and A(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         B.     The undersigned registrant hereby undertakes that, for purposes of determining liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         C.     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pleasanton, State of California, on this 11th day of July, 2002.

Lipid Sciences, Inc.

By: /s/ Phil Radlick

Phil Radlick, President and Chief Executive Officer

POWER OF ATTORNEY TO SIGN AMENDMENTS

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below does hereby constitute and appoint Phil Radlick, Barry D. Michaels and Sandra Gardiner, and each of them, with full power of substitution and full power to act without the other such person’s true and lawful attorney-in-fact and agent for such person in such person’s name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement on Form S-8 and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same as fully, to all intents and purposes, as they or such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the dates indicated.

/s/ Phil Radlick Phil Radlick	President, Chief Executive Officer and Director (Principal Executive Officer)	July 11, 2002

/s/ Barry Michaels Barry D. Michaels	Chief Financial Officer (Principal Financial and Accounting Officer)	July 11, 2002

/s/ Christopher A. Marlett Christopher A. Marlett	Chairman of the Board	July 11, 2002

/s/ Bill Cham Bill E. Cham, Ph.D.	Director	July 11, 2002

William A. Pope	Director

Frank M. Placenti	Director

/s/ Gary Roubin Gary S. Roubin, M.D., Ph.D.	Director	July 11, 2002

S. Lewis Meyer, Ph.D.	Director

INDEX TO EXHIBITS

Item No.	Description of Item

5	Opinion of Heller Ehrman White & McAuliffe LLP

23.1	Consent of Deloitte & Touche LLP, Independent Auditors

23.2	Consent of Ernst & Young LLP, Independent Auditors

23.3	Consent of Heller Ehrman White & McAuliffe LLP (filed as part of Exhibit 5)

24	Power of Attorney (see page II-7)

99.1	Lipid Sciences, Inc. 2001 Performance Equity Plan (incorporated by reference to Exhibit 10.1 to the Registrant’s Registration Statement No. 333-67012 on Form S-4 filed October 30, 2001).

99.2	Lipid Sciences, Inc. 2000 Stock Option Plan, as amended (incorporated by reference to Exhibit 10.16 to the Registrant’s Registration Statement No. 333-67012 on Form S-4 filed on August 7, 2001).

99.3	Form of Lipid Sciences, Inc.’s Nonqualified Stock Option Agreement (for Scientific Advisory Board Members) (incorporated by reference to Exhibit 10.22.1 to the Registrant’s Registration Statement No. 333-67012 on Form S-4 filed on October 30, 2001).

99.4	Nonqualified Stock Option Agreement dated as of March 25, 2000 between Lipid Sciences, Inc. and Gary S. Roubin (incorporated by reference to Exhibit 10.15 to the Registrant’s Registration Statement No. 333-67012 on Form S-4 filed on August 7, 2001).

99.5	Nonqualified Stock Option Agreement dated as of October 9, 2000 between Lipid Sciences, Inc. and Joe Markham (incorporated by reference to Exhibit 99.5 to the Registrant’s Registration Statement No. 333-88530 on Form S-8 filed on May 17, 2002).

99.6	New Mexico and Arizona Land Company 1997 Stock Incentive Plan (incorporated by reference to Exhibit 4.1 to the Registrant’s Registration Statement No. 333-44017 on Form S-8 filed on January 9, 1998).